CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated January 26, 2012, accompanying the financial statements of Insured Municipals Income Trust, Series 517 and California Insured Municipals Income Trust, Series 246 (included in Van Kampen Unit Trusts, Municipal Series 621) as of September 30, 2011, and for each of the three years in the period ended September 30, 2011 and the financial highlights for the period from October 24, 2006 (date of deposit) through September 30, 2007 and for each of the four years in the period ended September 30, 2011, contained in this Post-Effective Amendment No. 5 to Form S-6 (File No. 333-137422) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
January 26, 2012